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                                  EXHIBIT 99.1

POPE & TALBOT, INC.

NEWS                                                         Contact: Maria Pope
                                                                  (503) 228-9161

RELEASE 97-10

For Immediate Release Thursday - January 22, 1998

POPE & TALBOT ANNOUNCES THE SALE OF ITS PRIVATE LABEL TISSUE BUSINESS

        PORTLAND, OR -- Pope & Talbot, Inc., announced today that it has entered into a definitive agreement to sell its private label tissue business to an investor group led by PLAINWELL, INC. for $147 million in cash and certain assumed liabilities. Pope & Talbot's tissue business generated approximately $136 million of revenues or 29 percent of the total Company revenue in 1997. Consummation of the transaction is subject to Hart-Scott-Rodino review and other customary closing conditions, including receipt by the buyer of financing.

        Peter T. Pope, Chairman and Chief Executive Officer of Pope & Talbot, stated, "The sale of our tissue business, coupled with our proposed acquisition of Harmac Pacific, Inc. is the key to the ongoing restructuring of Pope & Talbot's asset base, away from consumer products, towards our core pulp and wood products businesses. Pope & Talbot will emerge a more focused, financially strengthened Company with favorable growth prospects and potential for acquisitions in the future."

        Mr. Pope went on to say, "We at Pope & Talbot believe that from a strategic perspective this is the appropriate time for us to sell the tissue business." Pope & Talbot's first step in its ongoing restructuring away from consumer-oriented businesses was completed in 1996 with the sale of its private label diaper business.

        Peter J. Solomon Company Limited advised Pope & Talbot in this transaction.

        Pope & Talbot, Inc. is a publicly held, Portland, Oregon-based fiber and wood products Company traded on the New York and Pacific Stock Exchanges. Pope & Talbot was founded in 1849 and has operations in the U.S. and Canada.




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